Exhibit 99.2

RANDGOLD RESOURCES LIMITED

Incorporated in Jersey, Channel Islands

Reg. No. 62686

LSE Trading Symbol: RRS

Nasdaq Trading Symbol: GOLD

(‘Randgold Resources’ or the ‘Company’)

DIRECTOR’S RANDGOLD RESOURCES SHAREHOLDING

London, United Kingdom, 30 March 2012 – Randgold Resources Limited announces that pursuant to Randgold Resources Restricted Share Scheme 26,666 ordinary shares of the Company vested with Dr Mark Bristow on 28 March 2012. Dr Bristow’s shareholding in the Company is now 724,250 ordinary shares or 0.788% of the Company’s current issued share capital.

ENQUIRIES

Investor & Media Relations

Kathy du Plessis

+44 20 7557 7738

Email: randgoldresources@dpapr.com

Website: www.randgoldresources.com